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                                 EXHIBIT 11.01


                   COMPUTATION OF FULLY DILUTED EARNINGS/LOSS
                                   PER SHARE
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                                                                   Exhibit 11.01


                   COMPUTATION OF FULLY DILUTED EARNINGS/LOSS
                                 PER SHARE (1)
                     (In Thousands, Except Per Share Data)


                                                    Three months ended                      Nine months ended
                                                      September 30,                           September 30,
                                                --------------------------             ----------------------------
                                                  1993              1994                 1993                1994
                                                  ----              ----                 ----                ----
Net loss from continuing                        $   (939)           (1,020)            (5,226)                 (156)
     operations as reported

Preferred stock dividend requirements               (382)           (1,476)            (1,162)               (4,274)
                                                --------            ------             ------                ------

Fully diluted net loss from continuing
     operations                                 $ (1,321)           (2,496)            (6,388)               (4,430)
                                                ========            ======             ======                ======

Gain from discontinued operations,
     as reported and fully diluted                 5,681                -               5,681                    -
                                                ========            ======             ======                ======

Average number of common shares as
     reported (primary)                            8,727            25,691              8,492                25,691

Additional shares assumed issued:
     Stock options                                    34                -                  31                    -
     Junior Preferred Stock                        5,656                -               5,890                    -
                                                --------            ------             ------                ------

Average number of common shares-
     fully diluted                                14,417            25,691             14,413                25,691
                                                ========            ======             ======                ======

Fully diluted net loss from
     continuing operations per common
     and common equivalent share                $   (.09)             (.09)              (.44)                 (.17)
                                                ========            ======             ======                ======

Fully diluted gain from discontinued
        operations per common and common
        equivalent share                        $    .39                -                 .39                    -
                                                ========            ======             ======                ======


(1) This computation is submitted in accordance with Regulation S-K, item 601(b)(11) although it is contrary to paragraph 10 of APB Opinion No. 15 because it produces an anti-dilutive result.